Exhibit 10.43

BOARD
STOCK OWNERSHIP POLICY
GUIDELINES
FOR
NON-EMPLOYEE DIRECTORS
ADOPTED JANUARY 1, 2008
AMENDED DECEMBER 10, 2010

Board Stock Ownership Policy
BACKGROUND
Effective January 1, 2008, the Board of Directors of Neustar approved stock ownership guidelines for non-employee members of the Board. The guidelines were amended on December 10, 2010.
OVERVIEW
Non-employee directors are expected to hold Neustar shares with a value equal to five times (5X) the annual cash retainer for Board service (excluding any special retainers for chairman/lead director and committee service).
TERMS AND CONDITIONS
Participants
The Board Stock Ownership Policy covers all non-employee members of the Board.
Required ownership levels
Each director’s required ownership level is expressed as a multiple of the annual cash retainer and converted into a number of shares that is recalculated annually until the guideline is met.
Retention ratio
Each director is expected to retain 100% of the after-tax profit shares received from Neustar’s equity compensation program until his or her required ownership level is achieved. “Profit shares” are the shares remaining after payment of the option exercise price and taxes owed at exercise of options, vesting of restricted stock or restricted stock units, or earn-out of performance shares.
Cashless exercises
To the extent permitted under Neustar’s equity plans, “cashless” stock option exercises are permitted under the Board Stock Ownership Policy, and shares may be used to pay taxes associated with the settlement of any stock-based award.
What counts as owned shares?
For purposes of this policy, the following shares count toward meeting the ownership guidelines:

•	shares owned outright by the director or his or her spouse, including shares acquired upon the exercise of stock options and shares delivered upon vesting of restricted stock or restricted stock units;

•	performance shares earned by the director;

•	deferred stock units, including performance shares that have been earned but converted to deferred stock units;

•	shares held in trust that are included in the director’s reports under Section 16 of the Securities Exchange Act of 1934, regardless of whether the director disclaims beneficial ownership of such shares; and

•	shares held in Neustar’s 401(k) plan on behalf of the director, a personal IRA or a rollover IRA.
Unexercised stock options and unvested restricted stock or performance shares do not count toward meeting the ownership guidelines.
Compliance
Each director is expected to meet his or her required ownership level: (i) within five years of adoption of the Board Stock Ownership Policy (January 1, 2013); or (ii) within five years of joining the Board, whichever is later.
Determinations of compliance will be made once per year coincident with the timing of annual compensation decisions for directors of Neustar. Neustar will determine whether the ownership guidelines have been met by reviewing company records and reports filed with the Securities and Exchange Commission.
Adjustments to required ownership levels
Required ownership levels will be adjusted for future increases in annual retainers, and the number of shares needed to be owned will be affected by changes in stock price. The number of shares needed to be owned will be calculated based on the annual retainer and an average of the prior year’s quarter-end closing stock prices. This number will remain in place for the year.
Once the required ownership level is attained, there will be no further impact by future retainer increases or changes in stock price.
Coordination with other policies
All sales of stock by directors subject to the Board Stock Ownership Policy are subject to Neustar’s insider trading policies (including blackout periods) and any director stock selling guidelines established by the Board.

Oversight and review
The Board Stock Ownership Policy is subject to periodic review by the Board. Directors may contact the Senior Vice President, Human Resources or the Senior Vice President & General Counsel with any questions.